Circuit City Stores, Inc. Reports Fourth Quarter and Fiscal 2006 Results

                   Company Posts Record Fourth Quarter Sales;
      Fourth Quarter Net Earnings from Continuing Operations Increased 75%

Richmond, Va., April 12, 2006 - Circuit City Stores, Inc. (NYSE:CC) today reported results for the fourth quarter and fiscal year ended February 28, 2006.



Statements of Earnings Highlights

                                      Three Months Ended February 28                 Fiscal Years Ended February 28
                                         2006                2005                          2006                2005
(Dollar amounts in millions                  % of                  % of                          % of                 % of
except per share data)                $      Sales        $        Sales                 $       Sales        $       Sales
-----------------------------------------------------------------------------     -----------------------------------------
Net sales.......................   $3,911.4  100.0%   $3,468.3    100.0%           $11,597.7   100.0%    $10,469.5   100.0%
Gross profit....................   $  963.4   24.6%   $  845.1     24.4%           $ 2,830.9    24.4%    $ 2,568.1    24.5%
Selling, general and administrative
    expenses(a).................   $  729.4   18.6%   $  719.3     20.7%           $ 2,588.6    22.3%    $ 2,464.1     23.5%
Earnings from continuing operations
    before income taxes.........   $  232.1    5.9%   $  132.6      3.8%           $   235.3     2.0%    $   102.8      1.0%
Net earnings from continuing
    operations..................   $  146.6    3.7%   $   83.7      2.4%           $   148.7     1.3%    $    64.4      0.6%
Net earnings....................   $  141.1    3.6%   $   85.4      2.5%           $   139.5     1.2%    $    61.7      0.6%
Net earnings per share from
    continuing operations.......   $   0.84      -    $   0.44        -            $    0.82       -     $    0.33        -
Net earnings per share..........   $   0.80      -    $   0.45        -            $    0.77       -     $    0.31        -

(a) The company has reclassified interest income from selling, general and administrative expenses to a separate line on the statement of earnings.

Balance Sheet Highlights

                                                                        February 28
(Dollar amounts in millions)                                        2006           2005          % Change
-------------------------------------------------------------------------------------------------------------
Cash, cash equivalents and short-term investments...............  $ 838.0        $1,005.0           (16.6)%
Merchandise inventory...........................................  $1,698.0       $1,455.2            16.7%
Merchandise payable(a)..........................................  $  850.4       $  635.7            33.8%
Long-term debt, including current installments..................  $   47.1       $   12.4           279.6%
Stockholders' equity............................................  $1,954.3       $2,079.9            (6.0)%

(a) The company has reclassified certain balance sheet items previously presented as accounts payable to merchandise payable; expenses payable; accrued expenses and other current liabilities; and accounts receivable.

Fourth Quarter Summary
o    Net sales grew 12.8  percent,  driven by a  comparable  store sales gain of
     11.6 percent. Sales growth was led by a triple-digit comparable store sales increase for advanced technology televisions. Web-originated sales grew 64 percent over the prior year.
o Gross profit margin improved 26 basis points from the prior year. The domestic segment contributed 56 basis points to the improvement, due primarily to reduced markdowns as the company improved its supply chain management. The international segment negatively impacted the consolidated gross profit margin by 30 basis points.
o SG&A expenses as a percentage of sales declined 209 basis points from the prior year, driven by a 217 basis point improvement for the domestic segment. The domestic segment improvement was due primarily to reduced store closing expenses and leverage on higher sales levels, which were partially offset by higher advertising expense.
o Earnings from continuing operations before income taxes (EBT) as a percentage of sales grew 211 basis points compared with the prior year as EBT dollars grew 75 percent.
o Net earnings from continuing operations grew 75 percent from the prior year.

Fiscal Year 2006 Summary
o Net sales grew 10.8 percent, driven by a comparable store sales gain of 8.2 percent.
o Gross profit margin decreased 12 basis points from the prior year primarily due to higher promotional financing costs.
o SG&A expenses as a percentage of sales declined 122 basis points from the prior year, driven by a 162 basis point improvement in the domestic segment. The domestic segment improvement was primarily due to lower payroll and fringe expenses, store closing costs and relocation expenses, as well as leverage on higher sales levels.
o EBT as a percentage of sales grew 105 basis points as EBT dollars grew 129 percent.
o Net earnings from continuing operations grew 131 percent from the prior year.

"I am very proud of the significant improvement in both sales and earnings that our team delivered for the fourth quarter and for the fiscal year," said Philip
J. Schoonover, president and chief executive officer of Circuit City Stores, Inc.

"For the fourth quarter, we continued to see strong sales growth and also delivered a year-over-year increase in gross profit margin as we managed our supply chain more effectively. Our Associates executed an effective holiday season plan that resulted in record sales for the month of December and sustained the strong pace through January and February, which led to record sales for the quarter.

"For fiscal 2006, we delivered an EBT margin in line with the target we laid out a year ago, and we delivered much stronger sales growth than we had originally anticipated. Some of this sales growth resulted from our disciplined approach to using compelling promotions and offers to bring consumers back into our stores to see the changes we have implemented to serve them better. Increased attention to stores with the greatest opportunity to improve performance, combined with an overall improvement in store profitability, led to fewer store closings in fiscal 2006.

"In fiscal 2006, we completed the first stage of our work, which was focused on upgrading talent and processes, laying the foundation for systems improvements and learning to lead and manage differently. Our Associates have demonstrated a remarkable willingness to learn new ways to run the business and an ability to quickly digest large, but necessary, changes to upgrade the business. Our efforts to decentralize aspects of the decision-making process meant that the Associates themselves were the driving source behind some of these changes. Their ability to execute in a tough competitive environment led to our improved results and will serve as a base to sustain our future growth.

"As we move into fiscal 2007, we look forward to moving on to the next level of work. We expect to see continued sales momentum, particularly in the first half of the year, and benefits to gross margin from the merchandising and supply chain work we completed last year. The next level of work will require significant investments to strengthen our competitive position and to deliver continued revenue and margin improvements over the long term," concluded Schoonover.

Reclassifications and Adjustments
In order to provide a better measure of net-owned inventory, the company has reclassified items previously classified as accounts payable to merchandise payable; expenses payable; accrued expenses and other current liabilities; and accounts receivable.

The company has reclassified certain prior period balance sheet items primarily to reflect corrections to its lease accounting. The impact, which the company believes is inconsequential, is a $7.5 million reduction to retained earnings at March 1, 2003.

The  company  has  reclassified  interest  income  from  selling,   general  and
administrative expenses to a separate item on the statements of earnings.

During the fourth quarter, the company reversed an estimate for non-redemption of the rewards feature on the Circuit City Rewards Credit Card, resulting in a $7.8 million reduction of fourth quarter 2006 sales and pretax income. The company's previous estimate was based on external data that is expected to be predictive of actual results; however, the company now believes current guidance requires that additional data be accumulated before any estimate is recorded.

Sales

                                                   Three Months Ended
                                                       February 28             Year-Over-        Comparable Store
(Dollar amounts in millions)                     2006            2005          Year Change       Sales Change (a)
-------------------------------------------------------------------------------------------------------------------
Domestic segment sales......................   $3,714.5         $3,294.8         12.7%                12.0%
International segment sales ................      196.8            173.5         13.5%                 3.8%
                                               -------------------------
Net sales...................................   $3,911.4         $3,468.3         12.8%                11.6%
                                             ===========================

                                                   Fiscal Years Ended
                                                       February 28             Year-Over-        Comparable Store
(Dollar amounts in millions)                     2006            2005          Year Change       Sales Change (a)
-------------------------------------------------------------------------------------------------------------------
Domestic segment sales......................   $10,974.0       $10,014.6          9.6%                 8.3%
International segment sales(b) .............       623.7           454.9         37.1%                 6.2%
                                               -------------------------
Net sales...................................   $11,597.7       $10,469.5         10.8%                 8.2%
                                               ===========================

(a)A store's sales are included in comparable store sales after the store has been open for a full 12 months. In addition, comparable store sales include
Web-originated sales and sales from relocated stores. Beginning June 1, 2005, international segment sales are included in the company's comparable store sales and are calculated in local currency. The calculation of comparable store sales excludes the impact of fluctuations in foreign currency exchange rates.
(b)International segment sales are included from May 12, 2004, when Circuit City acquired a controlling interest in InterTAN, Inc.

For the fourth quarter ended February 28, 2006, total sales increased 12.8 percent to $3.91 billion from $3.47 billion in the same period last year, with consolidated comparable store sales increasing 11.6 percent from the prior year.

Total sales for the fiscal year ended February 28, 2006, increased 10.8 percent to $11.60 billion from $10.47 billion in the prior year, with consolidated comparable store sales increasing 8.2 percent.

Domestic Segment Sales
For the fourth quarter, total sales for the domestic segment increased 12.7 percent to $3.71 billion from $3.29 billion in the same period last year, with comparable store sales increasing 12.0 percent from the prior year. For the quarter, Web-originated sales grew by 64 percent over the prior year. Total sales for the domestic segment for fiscal 2006 increased 9.6 percent to $10.97 billion from $10.01 billion the prior year, with comparable store sales increasing 8.3 percent from the prior year. For the fiscal year, Web-originated sales grew by 63 percent over the prior year.

During the fourth quarter, the domestic segment relocated one Superstore and opened three new Superstores. In addition, the company closed one Superstore, in the Cleveland, Ohio market, and closed one mall store. During the fiscal year, the domestic segment relocated 10 Superstores, opened 18 new Superstores and closed three Superstores and one mall store. An additional Superstore, in the Atlanta, Ga. market, was closed in February in advance of opening a relocated site early in fiscal 2007.

The percent of sales represented by each major product category for the periods ended February 28, 2006, and February 28, 2005, is shown below.

Percent of Domestic Segment Sales by Category(a)

                                                             Three Months Ended            Fiscal Years Ended
                                                                 February 28                   February 28
                                                            2006            2005           2006           2005
-------------------------------------------------------------------------------------   ---------------------------
Video................................................         45%              43%          44%            42%
Information technology...............................         25               26           28             31
Audio................................................         17               16           16             14
Entertainment........................................         13               15           12             13
                                                          ---------------------------   ---------------------------
Total................................................        100%             100%         100%           100%
                                                          ===========================   ===========================

(a)Excludes extended warranty revenue and installation revenue

In the video category, Circuit City produced a double-digit comparable store sales increase in the fourth quarter. Total television comparable store sales increased by solid double digits, led by triple-digit comparable store sales growth in flat panel displays. Growth in television sales and double-digit comparable store sales growth in digital imaging were partially offset by double-digit comparable store sales declines in DVD players.

In the information technology category, Circuit City produced a single-digit comparable store sales increase in the fourth quarter driven by a double-digit comparable store sales increase in notebook computers.

In the audio category, Circuit City produced a double-digit comparable store sales increase in the fourth quarter, primarily reflecting double-digit comparable store sales growth in portable digital audio products. Double-digit comparable store sales growth in mobile audio products reflects growth in navigation and digital satellite radio products. Comparable store sales growth in portable and mobile audio products was partially offset by a low single-digit comparable store sales decline in home audio products.

In the entertainment category, Circuit City produced a single-digit comparable store sales decrease in the fourth quarter, reflecting a double-digit comparable store sales decrease in music software and a single-digit comparable store sales decrease in video software, partially offset by a high single-digit comparable store sales increase in gaming products.

Domestic segment extended warranty revenue was as follows for the periods ended February 28, 2006 and 2005:

Domestic Segment Extended Warranty Revenue

                                                            Three Months Ended            Fiscal Years Ended
                                                                February 28                   February 28
(Dollar amounts in millions)                               2006           2005            2006           2005
-----------------------------------------------------------------------------------   -----------------------------
Extended warranty revenue............................     $135.2         $119.4          $422.3            $379.4
Percent of domestic segment sales....................        3.6%           3.6%            3.8%              3.8%

International Segment Sales
Circuit City's net sales for the fourth quarter include international segment sales of $196.8 million, compared to $173.5 million in the same period last year, an increase of 13.5 percent. The effect of fluctuations in foreign currency exchange rates accounted for approximately 6 percentage points of the international segment's fourth quarter net sales increase. Comparable store sales increased 3.8 percent for the quarter in local currency.

For fiscal 2006, international segment sales totaled $623.7 million. For fiscal 2005, international segment sales totaled $454.9 million. International segment sales are included from May 12, 2004, when Circuit City acquired a controlling interest in InterTAN, Inc. The effect of fluctuations in foreign currency exchange rates accounted for approximately 8 percentage points of the segment's fiscal year net sales increase. Comparable store sales increased 6.2 percent for the year in local currency.

Gross Profit
The consolidated gross profit margin was 24.6 percent in the fourth quarter, compared with 24.4 percent in the same period last fiscal year. The domestic segment gross profit margin increased 56 basis points. The improvement was primarily due to reduced markdowns compared with last year as the company benefited from initiatives to improve inventory management, forecasting and product transition management. The improvements were partially offset by higher promotional financing costs.

The international segment's fourth quarter gross profit margin decline negatively impacted the consolidated gross profit margin by 30 basis points. The decline resulted primarily from margin rate declines in wireless communications due to promotional activity. Also, a sales mix shift from higher-margin categories, such as batteries, to lower-margin categories, including computers and personal electronics, contributed to the decline.

For the fiscal year, the consolidated gross profit margin was 24.4 percent in fiscal 2006, a decrease of 12 basis points from 24.5 percent in fiscal 2005, primarily due to higher promotional financing costs.

Selling, General and Administrative Expenses

Consolidated

                                      Three Months Ended February 28                Fiscal Years Ended February 28
                                        2006             2005(a)                   2006                  2005(a,b)
                                             % of             % of                          % of                % of
(Dollar amounts in millions)           $     Sales     $      Sales                  $       Sales       $      Sales
-------------------------------------------------------------------------       --------------------------------------
Store expenses.................     $650.0   16.6%  $637.0    18.4%               $2,254.6   19.4%   $2,152.7     20.6%
General and administrative
     expenses..................       74.9    1.9     71.0     2.0                   317.8    2.7       254.4      2.4
Remodel expenses...............        -      -        -        -                        -      -         0.3        -
Relocation expenses............        2.2    0.1      7.5     0.2                     7.1    0.1        40.8      0.4
Pre-opening expenses...........        2.4    0.1      3.8     0.1                     9.0    0.1        15.8      0.2
                                    ------------------------------------         --------------------------------------
Total..........................     $729.4   18.6%  $719.3    20.7%               $2,588.6   22.3%    $2,464.1    23.5%
                                    ==================================           ======================================

Domestic Segment

                                                         Three Months Ended             Fiscal Years Ended
                                                             February 28                    February 28
(Amounts in millions)                                     2006       2005(a)            2006        2005(a)
------------------------------------------------------------------------------     -------------------------
Store expenses.......................................     $600.4      $592.8          $2,090.3    $2,031.7
General and administrative expenses..................       64.5        61.1             252.5       226.4
Remodel expenses.....................................          -           -                 -         0.3
Relocation expenses..................................        2.2         7.5               7.1        40.8
Pre-opening expenses.................................        2.4         3.8               9.0        15.8
                                                       -----------------------     -----------------------
Total................................................     $669.4      $665.2          $2,359.0    $2,315.1
                                                       =======================     =========================

International Segment

                                                        Three Months Ended           Fiscal Years Ended
                                                            February 28                  February 28
(Amounts in millions)                                     2006       2005             2006       2005(a)
------------------------------------------------------------------------------     -----------------------
Store expenses.......................................     $49.5      $44.2          $164.3       $121.0
General and administrative expenses..................      10.5        9.9            65.3         28.0
                                                       -----------------------     -----------------------
Total................................................     $60.0      $54.2           $229.6      $149.0
                                                       =======================     =======================

(a)Certain items in general and administrative expenses have been reclassified to store expenses to conform with current presentation. (b)Selling, general and administrative expenses for the international segment are included from May 12, 2004, when Circuit City acquired a controlling interest in InterTAN, Inc.

Selling, general and administrative expenses were 18.6 percent of total sales in the fourth quarter, compared with 20.7 percent of total sales in the same period last year. The domestic segment contributed 217 basis points to the decrease in the consolidated expense-to-sales ratio. The domestic segment's improvement reflects fewer store closings compared with the prior year and leverage on higher sales levels. Fourth quarter store closing expenses decreased $45.9 million from the same period last year. These improvements were partially offset by higher advertising expense.

The international segment negatively impacted the consolidated expense-to-sales ratio by 8 basis points.

The fiscal 2006 fourth quarter consolidated store expenses include costs of $1.6 million related to the closing of one Superstore and one mall store.

The fiscal 2005 fourth quarter consolidated store expenses include costs of $47.4 million related to the closing of 19 stores and five regional offices in February 2005 and an expense of $6.5 million for the cumulative impact of a multi-year lease accounting revision. The fiscal 2005 fourth quarter general and administrative expenses include a gain of $2.8 million related to the sale of one of the company's corporate office buildings.

For the year,  consolidated  selling,  general and administrative  expenses were
22.3 percent of total sales in fiscal 2006, compared with 23.5 percent in fiscal 2005. The year over year improvement primarily reflects lower payroll and fringe expenses, store closing costs and relocation expenses, as well as leverage on higher sales levels. Fiscal 2006 domestic segment store expenses include a $9.4 million gain on the company's portion of the settlement in the Visa/MasterCard antitrust litigation. Fiscal 2006 international segment general and administrative expenses include $29.9 million in brand transition costs, primarily related to inventory write-downs and advertising expenses, that resulted from the ongoing litigation with RadioShack Corporation.

Net Earnings from Continuing Operations
The fiscal 2006 fourth quarter net earnings from continuing operations totaled $146.6 million, or 84 cents per share, compared with $83.7 million, or 44 cents per share, for the fourth quarter of fiscal 2005.

Net earnings from continuing operations for the fiscal year ended February 28, 2006, totaled $148.7 million, or 82 cents per share, compared with $64.4 million, or 33 cents per share, in the prior year.

Net earnings from continuing operations for fiscal 2006 include (1) after-tax costs of $20.6 million in brand transition costs, primarily related to inventory write-downs and advertising expenses, that resulted from the ongoing litigation with RadioShack and (2) an after-tax gain of $5.9 million from the company's portion of the settlement in the Visa/MasterCard antitrust litigation.

Net earnings from continuing operations for the fourth quarter of fiscal 2005 include (1) after-tax costs of $30.0 million related primarily to lease terminations, asset write-offs and severance for 19 stores, five regional offices and one distribution center closed during February 2005; (2) an after-tax expense reduction of $4.4 million related to the reversal of costs recorded in prior periods for certain performance-based restricted stock grants;
(3) an after-tax expense of $4.2 million for the cumulative impact of a multi-year lease accounting revision; and (4) an after-tax gain of $1.8 million related to the sale of one of the company's corporate office buildings.

Net earnings from continuing operations for fiscal 2005 include the items listed above for the fourth quarter as well as after-tax transition and transaction costs of approximately $4 million related to the disposition of the private-label finance operation.

Net (Loss) Earnings from Discontinued Operations
In the fourth quarter of fiscal 2006, the net loss from discontinued operations totaled $3.2 million and included operations of two domestic subsidiaries. One subsidiary, MusicNow, Inc., was sold in October 2005, while the other subsidiary is held for sale. For fiscal 2006, the net loss from discontinued operations totaled $6.9 million and related to the two domestic subsidiaries.

In the fourth quarter of fiscal 2005, net earnings from discontinued operations of $1.7 million reflected a reduction in the provision for commitments under Divx licensing agreements, partially offset by the net loss from discontinued operations from MusicNow. For fiscal 2005, the net loss from discontinued operations totaled $2.7 million and is comprised of the net loss from discontinued operations from MusicNow and post-closing adjustments related to the sale of the bankcard operation, partially offset by the $3.0 million Divx gain.

Cumulative Effect of Change in Accounting Principle
In the fourth quarter of fiscal 2006, the company adopted FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations, resulting in a non-cash after-tax charge of $2.4 million.

Financial Condition
At February 28, 2006, Circuit City had cash, cash equivalents and short-term investments of $838.0 million, compared with $1.00 billion at February 28, 2005. The year-over-year change in the cash balance reflects the use of $338.5 million to repurchase common stock.

Net-owned inventory increased by $28.2 million year-over-year. Merchandise inventory increased to $1.70 billion from $1.46 billion last year, driven by an increase in purchases to improve in-stock levels for key product categories. Merchandise payable increased to $850.4 million from $635.7 million due primarily to increased purchases.

Long-term debt, excluding current installments, increased to $40.4 million from $11.5 million in the previous year due primarily to an increased number of store leases that are capital leases.

Capital expenditures, net of landlord reimbursements, for fiscal 2006 totaled $216 million.

Stock Buyback
Circuit City continued to repurchase stock, consistent with the board's $800 million authorization. As of February 28, 2006, the company had repurchased 47.8 million shares under this authorization at a cost of $682.7 million. Of this total, repurchases during the fourth quarter totaled 1.6 million shares at a cost of $40.0 million.

Fiscal 2007 Outlook
The company expects the following in fiscal 2007:
o    total sales growth of 7 to 11 percent
o    domestic comparable store sales growth of five to seven percent
o    depreciation and amortization expense of approximately $165 million
o    incremental   expenses  related  to  investments  in  information  systems, multi-channel capabilities and innovation activities that will total approximately 100 basis points as a percentage of sales
o earnings from continuing operations before income taxes (EBT) as a percentage of sales of 2.0 to 2.4
o capital expenditures, net of landlord reimbursements, of approximately $280 million

The fiscal 2007 outlook is based on the following assumptions:
o    continued   sales  growth  in  key  product  areas   including  flat  panel
     televisions, notebook computers, digital imaging and portable digital audio players as well as related accessories and services
o    continued growth in Web-originated sales
o    store traffic relatively unchanged from the prior year
o    return to profitability in the international segment
o increased sales from domestic segment new store openings, relocations, store refreshes and category resets
o continued improvement in the customer experience that increases the close rate
o    enhanced customer-encountered in-stock levels
o    stable competitive and macroeconomic environments

Domestic segment Superstore opening estimates are as shown in the table below. The timing of store openings depends upon a number of factors and can change during the year. The company expects approximately one third of the openings to be in the 20,000 square foot format. The company also plans to remodel two locations. One remodel will consist of rebuilding a store, heavily damaged by Hurricane Katrina, on the same site; the other will consist of expanding an existing store in Chesapeake, Va.

Domestic Segment Superstore Openings Estimates

                                               Q1     Q2       Q3       Q4       FY07
-------------------------------------------------------------------------------------
Incremental Superstores....................     3      2        9      8-10      22-24
Relocated Superstores......................     2      1        4       3-5      10-12
                                                -      -        -       ---      -----
Total expected Superstore openings.........     5      3       13      11-15     32-36
                                                =      =       ==      =====     =====

Expenses  related to domestic  store  relocations,  remodeling and store refresh activities are expected to total approximately $34 million. Stock-based compensation expenses are expected to total approximately $35 million. The company expects the consolidated effective income tax rate applicable to results from continuing operations will be 37.2 percent.

The company's estimate of capital expenditures includes $99 million for relocations, new store construction, store refreshes and category resets. Information systems capital expenditures are expected to total $151 million. Distribution and other capital expenditures are expected to total $17 million. Net capital expenditures of $11 million are anticipated for the international segment.

Based on continued strong sales performance quarter-to-date, the company expects earnings per share in the first quarter of fiscal 2007 to be approximately breakeven.
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Segment Performance Summary

Domestic Segment Performance Summary

                                                        Three Months Ended           Fiscal Years Ended
                                                            February 28                  February 28
(Amounts in millions)                                     2006       2005             2006        2005
------------------------------------------------------------------------------     -----------------------
Net sales............................................  $3,714.5     $3,294.8        $ 10,974.0  $10,014.6
Gross profit.........................................  $  892.7     $  773.4        $  2,604.5  $ 2,385.6
Selling, general and administrative expenses.........  $  669.4     $  665.2        $  2,359.0  $ 2,315.1
Net earnings from continuing operations..............  $  140.8     $   73.3        $    152.4  $    44.7

International Segment Performance Summary

                                                         Three Months Ended          Fiscal Years Ended
                                                             February 28                 February 28
(Amounts in millions)                                     2006       2005             2006        2005
------------------------------------------------------------------------------     ----------------------
Net sales............................................  $196.8         $173.5        $623.7         $454.9
Gross profit.........................................  $ 70.7         $ 71.7        $226.4         $182.6
Selling, general and administrative expenses.........  $ 60.0         $ 54.2        $229.6         $149.0
Net earnings (loss) from continuing operations.......  $  5.8         $ 10.5        $ (3.7)        $ 19.7
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Conference Call Information
Circuit City will host a conference  call for investors at 11:00 a.m. EDT today.
Investors in the United States and Canada may access the call at (800) 399-0127.
Other  investors may access the call at (706)  634-7512.  A live Web cast of the conference  call will be available on the company's  investor  information  home page at http://investor.circuitcity.com.

A replay of the call will be available by approximately 2:00 p.m. EDT today and will remain available through April 20. Investors in the United States and Canada may access the recording at (800) 642-1687, and other investors may dial
(706) 645-9291. The access code for the replay is 6731422. A replay of the call also will be available on the Circuit City investor information home page.

About Circuit City Stores, Inc.
Circuit City Stores, Inc. is a leading specialty retailer of consumer electronics. At February 28, the domestic segment operated 626 Superstores and five other locations in 158 U.S. media markets. At February 28, the international segment operated through 954 retail stores and dealer outlets in Canada. Circuit City also operates Web sites at www.circuitcity.com and at www.thesourcecc.ca.

Forward-Looking Statements
Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements, which are subject to risks and uncertainties, including without limitation: (1) the impact of initiatives related to upgrading merchandising, marketing and information systems on revenue and margin and the costs associated with these investments,
(2) the company's ability to continue to generate strong sales growth through its direct sales channel and to generate sales and margin growth through expanded service offerings, (3) the availability of real estate that meets the company's criteria for new and relocating stores, (4) the cost and timeliness of new store openings and relocations, (5) the impact of inventory and supply chain management initiatives on inventory levels and profitability, (6) the effect of pricing and promotional activities of the company's competitors and the company's response to those actions, (7) the ultimate outcome of the InterTAN litigation with RadioShack Corporation, (8) customer acceptance of the re-branded company- owned stores and dealer outlets in Canada, (9) the possibility of adverse changes in general economic conditions, and (10) the accuracy of the assumptions underlying the company's projected 2007 results as discussed under "Fiscal 2007 Outlook" in this release. Discussion of additional factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations is set forth under Management's Discussion and Analysis of Results of Operations and Financial Condition in the Circuit City Stores, Inc. Annual Report on Form 10-K for the fiscal year ended February 28, 2005, in the Quarterly Report on Form 10-Q for the fiscal quarter ended November 30, 2005, and in the company's other SEC filings. A copy of the annual report is available on the company's Web site at http://investor.circuitcity.com.

Contact: Bill Cimino, Director of Corporate Communications, (804) 418-8163
           Corey Benjamin, Investor Relations, (804) 527-4033
           Jessica Clarke, Investor Relations, (804) 527-4038



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                            CIRCUIT CITY STORES, INC.
                       CONSOLIDATED STATEMENTS OF EARNINGS
                      PERIODS ENDED FEBRUARY 28 (UNAUDITED)
                  (Amounts in thousands except per share data)

                                                               Three Months                          Twelve Months
                                                          2006              2005                2006               2005

NET SALES                                             $  3,911,360    $   3,468,264      $    11,597,686    $    10,469,548
Cost of sales, buying and warehousing                    2,947,978        2,623,187            8,766,754          7,901,435
                                                      ------------    -------------       --------------    ---------------

GROSS PROFIT                                               963,382          845,077            2,830,932          2,568,113

Finance income                                                   -                -                    -              5,564

Selling, general and administrative expenses               729,432          719,349            2,588,551          2,464,080

Stock-based compensation expense                             7,762           (1,700)              26,908             19,139
                                                      ------------    -------------       --------------    ---------------

OPERATING INCOME                                           226,188          127,428              215,473             90,458

Interest income                                              6,598            5,638               21,826             14,404

Interest expense                                               723              441                1,978              2,066
                                                      ------------    -------------       --------------    ---------------
Earnings from continuing
    operations before income taxes                         232,063          132,625              235,321            102,796

Income tax provision                                        85,458           48,907               86,582             38,440
                                                      ------------    -------------       --------------    ---------------

NET EARNINGS FROM CONTINUING OPERATIONS                    146,605           83,718              148,739             64,356

NET (LOSS) EARNINGS FROM DISCONTINUED OPERATIONS            (3,178)           1,704               (6,931)            (2,698)

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE         (2,353)               -               (2,353)                 -
                                                      ------------    -------------       --------------    ---------------

NET EARNINGS                                          $    141,074    $      85,422      $       139,455    $        61,658
                                                      ============    =============       ==============    ===============


Weighted average common shares:
       Basic                                               171,433          187,797              177,456            193,466
                                                      ============    =============       ==============    ===============

       Diluted                                             175,516          190,667              180,653            196,227
                                                      ============    =============       ==============    ===============



EARNINGS (LOSS) PER SHARE:
    Basic:
       Continuing operations                          $       0.86    $        0.45      $          0.84    $          0.33
       Discontinued operations                        $      (0.02)   $        0.01      $         (0.04)   $         (0.01)
       Change in accounting principle                 $      (0.01)   $           -      $         (0.01)   $             -
       Net earnings                                   $       0.82    $        0.45      $          0.79    $          0.32


    Diluted:
       Continuing operations                          $       0.84    $        0.44      $          0.82    $          0.33
       Discontinued operations                        $      (0.02)   $        0.01      $         (0.04)   $         (0.01)
       Change in accounting principle                 $      (0.01)   $           -      $         (0.01)   $             -
       Net earnings                                   $       0.80    $        0.45      $          0.77    $          0.31







                            CIRCUIT CITY STORES, INC.
                     CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                             (Amounts in thousands)
                                                                                     February 28
                                                                          2006                        2005
                                                                     ----------------            ----------------
ASSETS

Current Assets:
Cash and cash equivalents                                          $         315,970           $         879,660
Short-term investments                                                       521,992                     125,325
Accounts receivable, net                                                     220,869                     230,605
Merchandise inventory                                                      1,698,026                   1,455,170
Deferred income taxes                                                         29,598                      31,194
Prepaid expenses and other current assets                                     41,315                      23,203
                                                                  -------------------         -------------------

Total Current Assets                                                       2,827,770                   2,745,157

Property and equipment, net                                                  835,596                     726,940
Deferred income taxes                                                         98,059                      79,935
Goodwill                                                                     227,299                     215,884
Other intangible assets, net                                                  30,372                      31,331
Other assets                                                                  44,087                      40,763
                                                                  -------------------         -------------------
TOTAL ASSETS                                                       $       4,063,183           $       3,840,010
                                                                  ===================         ===================

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Merchandise payable                                                $         850,359           $         635,674
Expenses payable                                                             202,300                     170,629
Accrued expenses and other current liabilities                               464,511                     433,110
Accrued income taxes                                                          70,338                      75,183
Short-term debt                                                               22,003                           -
Current installments of long-term debt                                         6,741                         888
                                                                  -------------------         -------------------

Total Current Liabilities                                                  1,616,252                   1,315,484

Long-term debt, excluding current installments                                40,371                      11,522
Accrued straight-line rent and deferred rent credits                         268,241                     250,423
Accrued lease termination costs                                               79,091                      90,734
Other liabilities                                                            104,885                      91,920
                                                                  -------------------         -------------------

TOTAL LIABILITIES                                                          2,108,840                   1,760,083
                                                                  -------------------         -------------------


Stockholders' Equity:
Common stock                                                                  87,395                      94,075
Capital in excess of par value                                               458,211                     721,038
Retained earnings                                                          1,364,450                   1,239,714
Accumulated other comprehensive income                                        44,287                      25,100
                                                                  -------------------         -------------------

TOTAL STOCKHOLDERS' EQUITY                                                 1,954,343                   2,079,927
                                                                  -------------------         -------------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                         $       4,063,183           $       3,840,010
                                                                  ===================         ===================
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